Exhibit 10.29

SCHEDULE B

JOINT STOCK OWNERSHIP PLAN SUB-PLAN

SCHEDULE TO THE VIRGIN MEDIA INC 2010 STOCK INCENTIVE PLAN

1	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule and the Employee Joint Ownership Agreement (as defined below), Plan refers to the Virgin Media Inc. 2010 Stock Incentive Plan, and unless otherwise stated, words and expressions defined in the Plan shall have the same meaning when used in this Schedule.

1.2	For the purposes of this Schedule and the Employee Joint Ownership Agreement, Section 2 (Definitions) shall be extended to include the following:

“Employee Joint Ownership Agreement”	means an agreement made between the Corporation and an Eligible Individual pursuant to this Schedule, which shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine;

“Exercise”	a request by the Second Owner for the First Owner to acquire his or her Interest by way of exchange in accordance with Clauses 10 or 11 of the Employee Joint Ownership Agreement, and Exercised shall be construed accordingly;

“First Owner”	means the Trustee;

“Grantor”	means the Corporation;

“Interest”	means a joint interest in Shares in the capital of the Corporation acquired by an Eligible Individual pursuant to an Employee Joint Ownership Agreement;

“Invitation”	means an invitation from the Grantor to a Participant to acquire an Interest given pursuant to Paragraph 2.1;

“JSOP Award”	means:-

	A.	the acquisition of an Interest in Shares pursuant to the Rules of the Plan and this Schedule and subject to the terms of an Employee Joint Ownership

Agreement; and

	B.	the grant of a Supplementary Award.

“JSOP Award Date”		means the date on which an Eligible Individual executes the Employee Joint Ownership Agreement following receipt of an Invitation and is granted a Supplementary Award;

“RSU Agreement”		an Agreement (having the meaning given to it in the Plan) evidencing the grant of a Supplementary Award and setting forth the terms and conditions thereof;

“Second Owner”		means the Participant who is granted an Interest under the terms of the Employee Joint Ownership Agreement, this Schedule and the Plan;

“Supplementary Award”		an Award of Restricted Stock Units made pursuant to the terms of this Schedule and the Plan;

“Trustee”		the trustee or trustees for the time being of the Virgin Media Inc Grantor Trust; and

“Vest”		in this Schedule and in any related Employee Joint Ownership Agreement only, means in relation to an Interest the date on which the Participant may Exercise the Interest and “Vests”, “Vesting” and “Vested” shall be construed accordingly.

2	GRANT OF AWARD

Participation

2.1	Subject to Section 4 of the Plan the Grantor may, at any time, invite one or more Eligible Individuals, together with the Trustees, to acquire an Interest by subscribing jointly for a given number of Shares on, and subject to the terms of an Employee Joint Ownership Agreement.

2.2	The Grantor may also grant a Supplementary Award to such Eligible Individuals who acquire an Interest (or part thereof) as it may in its absolute discretion determine.

Acquisition of an Interest in Shares

2.3	Where an Eligible Individual receives an Invitation:

2.3.1	The Eligible Individual may accept the Invitation (and acquire an Interest) by executing a Employee Joint Ownership Agreement and by complying with Clause 3 of the Employee Joint Ownership Agreement. Failure so to comply shall cause the Invitation to lapse in which case the Invitation will be deemed for all purposes not to have been given;

2.3.2	Until the Eligible Individual has accepted an Invitation pursuant to Paragraph 2.3.1 and the Compensation Committee has approved the Eligible Individual’s acquisition of the Interest, the Eligible Individual shall have no rights to an Interest nor any rights under the Plan; and

2.3.3	To the extent that a valuation of any Interest in the Shares is to be agreed with HM Revenue & Customs in connection with the provisions of the Income Taxes (Earnings and Pensions) Act 2003 (“ITEPA”), the conduct of such valuation shall be undertaken by the Corporation.

Supplementary Award

2.4	A Supplementary Award may only be granted to an Eligible Individual and such grant is conditional upon the acquisition by the Eligible Individual of a related Interest as set out in Paragraph 2.3.1. Until the Eligible Individual has accepted an Invitation pursuant to Paragraph 2.3.1 and the Compensation Committee has approved the Eligible Individual’s acquisition of the Interest, the Eligible Individual shall have no rights to a Supplementary Award nor any rights under the Plan.

2.5	The grant of a Supplementary Award shall be evidenced by execution of an RSU Agreement

2.6	No payment by the Participant shall be required on the grant of a Supplementary Award.

Conditions

2.7	Where the JSOP Award is in the form of an Interest, the Participant and the Corporation or Subsidiary Corporation (as relevant) shall, on the JSOP Award Date and as a condition of the JSOP Award being made, enter into a joint election in respect of any Award in accordance with section 431 of ITEPA to disapply in full the restricted securities legislation contained in Chapter 2 of Part 7 of ITEPA.

2.8	The Grantor may determine, on or before the JSOP Award Date, that the right to a Supplementary Award is conditional on the Participant:

2.8.1	entering into a NIC Election; or

2.8.2	agreeing that an existing NIC Election shall cover the Supplementary Award.

2.9	Every JSOP Award shall be personal to the Participant to whom it is granted and shall not be assigned, transferred or charged in any way (except as provided in any Employee Joint Ownership Agreement or RSU Agreement or the Plan).

3	VESTING OF AWARDS

Determination of Vesting

3.1	As soon as reasonably practicable after the end of any specified period of time in relation to the conditions of Vesting applicable to an Interest (or part thereof), the Board shall determine the extent to which such conditions have been met.

Cessation of Employment or Office

3.2	If a Participant ceases to hold office or employment with the Corporation or a Subsidiary Corporation, a certificate issued by the Corporation as to the reason why the Participant ceased to be a director, officer or employee shall be conclusive.

3.3	For the purposes of this Paragraph 3, no person shall be treated as ceasing to hold an office or employment with the Corporation or a Subsidiary Corporation until that person no longer holds an office or employment with the Corporation or a Subsidiary Corporation.

3.4	For the purposes of this Paragraph 3, if the Committee so determines, a Participant will not be treated as ceasing to hold an office or employment with the Corporation or a Subsidiary Corporation if such Participant is on an extended leave of absence, until the earlier of the date on which he notifies his employer of his intention not to return or the date on which he ceases to have any statutory or contractual rights to return to work.

4	TAX LIABILITY

Each Participant shall be responsible for, and indemnifies the Corporation and the Trustee against, all Relevant Tax relating to his Award. The Corporation, or a Subsidiary Corporation, and/or the Trustee may withhold an amount equal to such Relevant Tax from any amounts due to the Participant (to the extent such withholding is lawful) and/or make any other arrangements as it considers appropriate to ensure recovery of such Relevant Tax including, without limitation, the sale of sufficient Shares acquired pursuant to the JSOP Award to realise an amount equal to the Relevant Tax (and the payment of that amount to the relevant authorities in satisfaction of the Relevant Tax).